Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Solowin Investment Limited	Cayman Islands
Solomon JFZ (Asia) Holdings Limited	Hong Kong SAR
AlloyX Limited	Cayman Islands
Solomon Global Asset Management Limited	British Virgin Islands
Solomon Private Wealth Limited	Hong Kong SAR
AX Coin HK Limited	Hong Kong SAR
Master Venus Limited	Samoa
AlloyX (Hong Kong) Limited	Hong Kong SAR
Alloyx Group Pte. Ltd.	Singapore
Bravo Valor Partners Ltd.	U.S.
Tiger Coin (Hong Kong) Limited	Hong Kong SAR